Exhibit 12-D
                                                                     Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

                                               Twelve Months Ended December 31, 1997

                                  1997           1996            1995           1994            1993
                               -----------    -----------     -----------    -----------     -----------

OPERATING REVENUES             $ 1,052,936    $ 1,019,645     $   981,329    $   944,744     $   908,280
                               -----------    -----------     -----------    -----------     -----------

OPERATING EXPENSES                 824,596        840,288         793,320        776,215         688,587
  Interest portion
   of rentals (A)                    4,236          4,490           4,911          3,632           3,406
                               -----------    -----------     -----------    -----------     -----------
    Net expense                    820,360        835,798         788,409        772,583         685,181
                               -----------    -----------     -----------    -----------     -----------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                      2,164          2,780           4,417          3,837           2,261
  Other income/
   (expense), net                    2,469           (825)         56,454        (71,287)         (7,021)
                               -----------    -----------     -----------    -----------     -----------
    Total other income
     and deductions                  4,633          1,955          60,871        (67,450)         (4,760)
                               -----------    -----------     -----------    -----------     -----------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $   237,209    $   185,802     $   253,791    $   104,711     $   218,339
                               ===========    ===========     ===========    ===========     ===========

FIXED CHARGES:
  Interest on funded
   indebtedness                $    49,125    $    49,654     $    49,875    $    46,439     $    44,714
  Other interest (B)                17,526         16,300          17,616         11,913           5,255
  Interest portion
   of rentals (A)                    4,236          4,490           4,911          3,632           3,406
                               -----------    -----------     -----------    -----------     -----------
    Total fixed
     charges                   $    70,887    $    70,444     $    72,402    $    61,984     $    53,375
                               ===========    ===========     ===========    ===========     ===========

RATIO OF EARNINGS
 TO FIXED CHARGES                     3.35           2.64            3.51           1.69            4.09
                               ===========    ===========     ===========    ===========     ===========

Preferred stock
 dividend requirement                  665          1,503           1,544          2,937           4,987
Ratio of income before
 provision for
 income taxes to
 net income (C)                      175.0%         165.2%          163.4%         134.4%          172.3%
Preferred stock
 dividend requirement
 on a pretax basis                   1,164          2,483           2,523          3,946           8,594
Fixed charges, as above             70,887         70,444          72,402         61,984          53,375
                               -----------    -----------     -----------    -----------     -----------
  Total fixed charges
   and preferred
   stock dividends             $    72,051    $    72,927     $    74,925    $    65,930     $    61,969
                               ===========    ===========     ===========    ===========     ===========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                      3.29           2.55            3.39           1.59            3.52
                               ===========    ===========     ===========    ===========     ===========



                                                                    Exhibit 12-D
                                                                     Page 2 of 2



             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)






Notes:


(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $9,188, $9,188, $9,188 and $4,492 for the years 1997, 1996, 1995 and 1994, respectively.

(C) Represents income before provision for income taxes divided by net income as follows:


                                  Twelve Months Ended December 31, 1997

                            1997       1996       1995       1994       1993
                          --------   --------   --------   --------   --------
Income before provision
 for income taxes         $166,322   $115,358   $181,389   $ 42,727    164,964

Net Income                  95,023     69,809    111,010     31,799     95,728

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